Exhibit 99.2

FOR IMMEDIATE RELEASE

American Vanguard Announces Licensing of Scepter-based Herbicides for Weed

Control in Soybean and Turf Applications

Newport Beach, California – November 2, 2015 – American Vanguard Corporation (NYSE:AVD), today announced that its wholly-owned subsidiary, Amvac Chemical Corporation, has licensed Scepter-based herbicide products from BASF Corporation for use in the United States and its territories. Scepter, is a broad-spectrum herbicide that can be used for both pre-emergence and post-emergence control of broadleaf weeds in soybeans. Other Scepter-based formulations can be used as selective post-emergence herbicides that provide superior control of many hard-to-control weeds in turf applications.

The licensing agreement includes transfer of EPA end-use registrations & labels, purchase of technical product inventory, license to the Scepter trademark and formulation know-how. Other terms of the transaction were not released.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “We are very pleased to add the Scepter-based product line to our existing portfolio. Scepter will broaden our row crop capabilities by allowing us to participate in the soybean market, which has been a strategic objective of ours in recent years. Other Scepter-based products will enhance our offerings for turf applications in the non-crop segment of our business. We see significant additional opportunities on the horizon to acquire, license or co-market similar proven, branded products and American Vanguard is positioned to capitalize on that potential.”

Bob Trogele, Chief Operating Officer of Amvac Chemical commented: “It is clear that with our recent focused product additions from DuPont, Adama and now BASF, Amvac is extending its market access in strategic crop segments and global geographic regions. We are confident that Amvac can increase the market penetration of these products by creating new added value formulations and by providing a broader herbicide offering that expands our current customer base. We continue to seek products, technologies and business alliances that can strengthen our Yield Enhancing Solutions umbrella brand for crop protection and complement our initiatives in precision planting equipment application systems.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser	Lena Cati
Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	(212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com